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                                                                   EXHIBIT 10.20

                         FIRST AMENDMENT TO OFFER LETTER

     THIS FIRST AMENDMENT ("First Amendment") to the Offer Letter dated November 15, 2001 by and between AltaVista Company, a Delaware corporation (the "Company"), and James Barnett is entered into as of this 24th day of June, 2002 (the "Original Offer Letter").

     WHEREAS, the parties hereto wish to amend the Original Offer Letter to provide Mr. Barnett with a special incentive to maximize the value of the Company;

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereto agree as follows:

     1. The Original Offer Letter is hereby amended by adding the following new provisions.

     "In the event the Company experiences a Change of Control, you will have the right (subject to the conditions set forth below) to receive a cash payment equal to 2% of the total proceeds (subject to the terms and conditions set forth below) received by the Company or its stockholders. Proceeds placed in escrow for indemnification or other such purposes will be valued when released from escrow and you will be entitled to receive a cash payment equal to 2% of the amount released from escrow, subject to the vesting and other terms and conditions described below) (the "Barnett Special Bonus"). The value of any securities traded on a nationally recognized stock exchange which are received by the Company or its stockholders as part of a Change of Control transaction will be determined at the time the securities are received by the Company or its stockholders. The Barnett Special Bonus shall be due and payable at the closing of the transaction giving rise to the Change of Control, except for any portion of the Barnett Special Bonus from proceeds placed in escrow, which shall be due and payable concurrently with the release of such proceeds. Contingent proceeds, commonly referred to as an "earn out", will not be deemed to be part of the Barnett Special Bonus and you will not be entitled to receive a percentage of any such amounts, unless you are employed by the Company or its successor at the time such contingent proceeds are earned (the "Earn Out Date"). This right to receive the Barnett Special Bonus shall vest as follows: beginning on your original hire date of September 1, 2001, 1/36 of the Barnett Special Bonus shall vest for each month of service until fully vested on September 1, 2004. Notwithstanding the immediately prior sentence, the vesting of this right shall automatically accelerate in full if you are employed by the Company at the time of any Change of Control or if, during the 180 days preceding any Change of Control, your employment should be terminated for any reason other than for Cause, or if you should terminate your employment for Good Reason. This right to receive the Barnett Special Bonus shall terminate on the fifth anniversary of the date you were originally hired as an employee by the Company (the "Special Bonus Expiration Date"). Your vested portion, if any, of the Barnett Special Bonus shall continue to be outstanding

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until the Special Bonus Expiration Date if, prior to a Change of Control (x)
your employment is terminated for any reason other than for Cause or (y) you should terminate your employment for any reason including Good Reason. The Barnett Special Bonus shall be based on the gross amount of proceeds received by the Company or its stockholders, net of amounts owed to investment bankers and attorneys in connection with the Change of Control transaction. You shall not be permitted to assign the Barnett Special Bonus, except that you may assign the Barnett Special Bonus to a revocable trust of which you are the grantor, and you may make a testamentary disposition of the Barnett Special Bonus to your spouse. Notwithstanding any of the foregoing, the Barnett Special Bonus shall automatically terminate if you are terminated for Cause."

     2. The Company agrees to use its best efforts to ensure that the rights granted under the Original Offer Letter and this First Amendment to Offer Letter are effective and that you enjoy the benefits thereof and hereof to the extent that you are entitled to them. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms required to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of the Original Offer Letter and this First Amendment to Offer Letter and in the taking of all such actions as may be necessary, appropriate or reasonably requested in order to protect your rights thereunder and hereunder against impairment.

     3. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Original Offer Letter.

     4. Except as expressly modified by this First Amendment, the Original Offer Letter shall remain in full force and effect. This First Amendment and the Original Offer Letter (and those documents and agreements referenced herein and therein) constitute the entire agreement relating to the subject matter hereof.

     IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

ALTAVISTA COMPANY

/s/ David S. Wetherell
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Name:  David S. Wetherell
Title:  Chairman of the Board



/s/ James  Barnett
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James Barnett